Exhibit 16.1

PricewaterhouseCoopers LLP
333 Market St.
San Francisco CA 94105
Telephone (415) 498 5000
Facsimile (415) 498 5100
www.pwc.com

May 5, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Redwood Trust, Inc. (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of Redwood Trust’s Form 8-K, report dated May 2, 2005. We agree with the statements concerning our Firm in such Form 8-K. We make no comment whatsoever concerning the disclosure of the Redwood Trust rationale regarding periodic rotation of independent registered public accounting firms.

Very truly yours,

PricewaterhouseCoopers LLP